Exhibit (h)(e)(2)
ADDENDUM C
CHIEF COMPLIANCE OFFICER SERVICES
     The following shall constitute a schedule of services that may be provided by the Fund’s Chief Compliance Officer (the “CCO”) and by other Pacific Life personnel under this Agreement:
All work performed by the CCO and by other Pacific Life personnel in connection with the 38a-1 Program and other compliance oversight and reporting, including, but not limited to:
•	Creating, editing, reviewing, auditing, examining, and/or inspecting Fund compliance and control procedures.

•	Establishing and carrying out the 38a-1 Program’s due diligence/review process relating to Fund service providers.

•	Preparation of reports to the Fund Board and/or the Audit Committee.

•	Providing information/support to the Fund Board including attendance at various meetings.

Approved Effective November 30, 2006 By:

Pacific Select Fund		Pacific Life Insurance Company

By:	/s/ Mary Ann Brown	By:	/s/ James T. Morris

Name: Mary Ann Brown		Name: James T. Morris

Title: Executive Vice President		Title: Chief Operating Officer

Pacific Life Insurance Company

		By:	/s/ Audrey L. Milfs

Name: Audrey L. Milfs

Title: Secretary